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                                                                      EXHIBIT 99


NEWS RELEASE


CONTACT:   ANNE DAVENPORT          301 PERIMETER CENTER NORTH
           INVESTOR RELATIONS      ATLANTA, GA 30346
           (770) 668-5968


                   HBOC SIGNS DEFINITIVE AGREEMENT TO ACQUIRE GMIS INC.


     ATLANTA, September 24, 1996 -- HBO & Company (Nasdaq:HBOC) today announced it has signed a definitive agreement to acquire GMIS Inc. (Nasdaq:GMIS), a leading provider of clinical information systems for the managed care industry. The acquisition, which is subject to regulatory and GMIS shareholder approval, will be accounted for as a pooling of interests and is scheduled to close during the fourth quarter of 1996.
     Terms of the acquisition call for GMIS shareholders to receive 0.42 of a share of HBOC common stock for each share of GMIS common stock if the average HBOC share price remains between $47.62 and $64.00 during the pricing period ending shortly before the date of the special meeting of GMIS shareholders. Should the average HBOC share price during that pricing period be above
$64.00 or below $47.62, GMIS shareholders will receive a fraction of a share of HBOC common stock with a value of $26.88 or $20.00, respectively, per GMIS share.
     GMIS, based in Malvern, PA, has over 250 customers with GMIS products affecting almost 60% of all privately insured individuals. The company had 1995 revenue of $36 million and has approximately 200 employees including eight physicians and a total of 25 clinicians.
     "GMIS brings to HBOC expertise in the payor data quality and decision support arenas. Marrying their payor based decision support and clinical episode tools with our provider based decision support products will give
HBOC the strongest outcomes products in the marketplace" stated Charles W. McCall, HBOC president and chief executive officer.
     "HBOC, with its broad customer base and unparalleled distribution strength, provides GMIS with immediate access to the provider market, a market that is ripe for clinically based information technologies that assist in managing care," noted Thomas R. Owens, GMIS chairman, president and chief executive officer. "GMIS' existing managed care customers will also benefit significantly from HBOC's vast access to provider technology and data, thereby beginning to bridge the information gap that currently exists between these two segments."
     GMIS is a recognized leader in medical decision support systems that evaluate efficiency, effectiveness and quality in health care delivery. GMIS' technologies and proprietary databases permit managed care organizations and other customers to access protocols, standards, and analytical tools to manage utilization and quality, profile provider performance, assess outcomes, measure patient satisfaction and control costs.
     HBO & Company delivers enterprisewide patient care, clinical, financial and strategic management software solutions, as well as networking technologies, outsourcing and other services to healthcare organizations in the United States, United Kingdom, Canada, Australia and New Zealand.


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